Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dave & Buster’s Entertainment, Inc.:

We consent to the use of our report included herein on the consolidated financial statements of Dave & Buster’s Entertainment, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG LLP

Dallas, Texas

November 3, 2011